EXHIBIT 21

STERLING BANCORP
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or other jurisdiction or incorporation or organization

Sterling Banking Corporation	New York
Sterling Bancorp Trust I	Delaware
Sterling Real Estate Abstract Holding Company, Inc.	New York
SBC Abstract Company, LLC	New York
Sterling Financial Services Company, Inc.	New York
Sterling National Bank	U.S.A.
Sterling Factors Corporation	New York
Sterling National Mortgage Company, Inc.	New York
Sterling Resource Funding Corp.	New York
Sterling Real Estate Holding Company, Inc.	New York
Sterling Trade Services, Inc.	New York
Sterling National Asia Limited, Hong Kong	Hong Kong

Note: All subsidiaries are 100% owned except for SBC Abstract Company, LLC which is 51% owned.